Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated April 11, 2012

The SandP 500[R] Risk Control 10% Excess Return Index
Performance Update - April 2012

OVERVIEW

The SandP 500[R] Risk Control 10% Excess Return Index (the "Index") provides investors with a broad U.S. equities index that has the potential for greater stability and lower overall risk when compared to the SandP 500[R] Total Return
Index.

Hypothetical and Actual Historical Performance (March 28, 2002 to March 30,
2012)[1]
[GRAPHIC OMITTED]

Key Features of the Index

[] Exposure to the SandP 500[R] Total Return Index with the benefit of a risk control mechanism that targets an annualized volatility of 10% or less;

[] Algorithmic exposure adjusted on a daily basis with the ability to employ leverage of up to 150% during periods of low volatility; and

[] Levels published daily by Standard and Poor's on Bloomberg under the ticker
SPXT10UE.

[GRAPHIC OMITTED]

Hypothetical Index Volatility and Leverage (March 28, 2002 to March 30,
2012)[2]
[GRAPHIC OMITTED]

Recent Index Performance
                                             March 2012              February 2012               January 2012
---------------------------------- --------- ------------ ---------- ------------- ------------- ----------------
Historical Return                               2.18%                    2.24%                       1.78%
---------------------------------- --------- ------------ ---------- ------------- ------------- ----------------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation -- March 30, 2012

                                              Three Year  Five Year      Ten Year  Ten Year
                                   One Year   Annualized  Annualized    Annualized Annualized       Ten Year
                                   Return(1)    Return(1)  Return(1)     Return(1) Volatility(3)  Sharpe Ratio(4) Correlation(5)
---------------------------------- --------- ------------ ---------- ------------- ------------- ---------------- --------------
SandP 500[R] Risk Control 10% Excess
Return Index                        -0.3%        8.9%       1.9%          2.5%       10.0%           24.7%         100.0%
---------------------------------- --------- ------------ ---------- ------------- ------------- ---------------- --------------
SandP 500[R] Index                   6.2%       20.9%       -0.2%         2.1%       21.9%            9.5%          85.0%

                                                                  April 11, 2012

Notes

(1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from Mar 28, 2002 2001 through May 13, 2009, and the actual historical performance of the Index based on the daily Index closing level from May 14,
2009 through March 30, 2012, as well as the performance of the SandP 500[R]
Index over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns calculated arithmetically (not compounded). There is no guarantee the Index will outperform the SandP 500[R] Index or any alternative investment strategy.
Source: Bloomberg and JPMorgan.

(2) Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the SandP 500[R] Total Return Index (the
"Underlying Index") over a six-month observation period. For any given day, represents the annualized standard deviation of the Underlying Index's arithmetic daily returns for the 126-index day period preceding that day. The index leverage is the hypothetical back-tested amount of exposure of the Index to the Underlying Index and should not be considered indicative of the actual leverage that would be assigned during your investment in the Index. The back-tested, hypothetical, historical six-month annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the Underlying Index will have the volatility as shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual six-month annualized volatilities and leverage may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

(3) Calculated based on the annualized standard deviation for the ten year period prior to March 30, 2012.

(4) For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

(5) Correlation refers to the degree the SandP 500[R] Risk Control 10% Excess
Return Index has changed relative to daily changes in the SandP 500[R] Index for the ten year period prior to March 30, 2012.

Key Risks

[] The Index has a limited operating history and may perform in unexpected ways
--the Index began publishing on May 13, 2009 and, therefore, has a limited history. SandP has calculated the returns that hypothetically might have been generated had the Index existed in the past, but those calculations are subject to many limitations and do not reflect actual trading, liquidity constraints, fees and other costs.

[] The Index may not be successful, may not outperform the Underlying Index and may not achieve its target volatility --no assurance can be given that the volatility strategy will be successful or that the Index will outperform the
Underlying Index or any alternative strategy that might be employed to reduce the level of risk of the Underlying Index. We also can give you no assurance that the Index will achieve its target volatility of 10%.

[] The Index is not a total return index and is subject to short-term money market fund borrowing costs-- as an "excess return" index, the SandP 500[R] Risk
Control 10% Excess Return Index calculates the return on a leveraged or deleveraged investment in the Underlying Index where the investment was made through the use of borrowed funds. Investments linked to this "excess return"
index, which represents an unfunded position in the Underlying Index, will be subject to short-term money market fund borrowing costs and will not include the
"total return" feature or the cash component of the "total return" index, which represents a funded position in the Underlying Index.

[] The Index represents a portfolio consisting of the Underlying Index and a borrowing cost component accruing interest based on U. S. overnight LIBOR. The
Index dynamically adjusts its exposure to the Underlying Index based on the
Underlying Index's historic volatility. The Index's exposure to the Underlying
Index will decrease when historical volatility causes the risk level of the
Underlying Index to reach a high threshold. If, at any time, the Index exhibits low exposure to the Underlying Index and the Underlying Index subsequently appreciates significantly, the Index will not participate fully in this appreciation.

Key Risks Continued

[] The Index represents a portfolio consisting of the Underlying Index and a borrowing cost component accruing interest based on U. S. overnight LIBOR. The
Index dynamically adjusts its exposure to the Underlying Index based on the
Underlying Index's historic volatility. The Index's exposure to the Underlying
Index will decrease when historical volatility causes the risk level of the
Underlying Index to reach a high threshold. If, at any time, the Index exhibits low exposure to the Underlying Index and the Underlying Index subsequently appreciates significantly, the Index will not participate fully in this appreciation.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

"Standard and Poor's[R]," "SandP[R]," "SandP 500[R]" and "SandP 500[R] Risk
Control 10%" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. This transaction is not sponsored, endorsed, sold or promoted by SandP, and SandP makes no representation regarding the advisability of purchasing CDs issued by JPMorgan
Chase Bank, N.A. SandP has no obligation or liability in connection with the administration, marketing, or trading of products linked to the SandP 500[R]
Risk Control 10% Excess Return Index.

For more information on the Index and for additional key risk information see
Page 4 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010312001816/crt_dp29823-fwp
..pdf

DISCLAIMER

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for any offerings to which these materials relate. Before you invest in any
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You may get these documents without cost by visiting EDGAR on the SEC Website at
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pricing supplement, if you so request by calling toll-free (866) 535-9248. Free
Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

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